CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (the “Registration Statement”) of our report dated February 13, 2015, relating to the financial statements and financial highlights which appears in the December 31, 2014 Annual Report to Shareholders of T. Rowe Price Global Technology Fund, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Fund Service Providers” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
April 27, 2015